Exhibit 99.1

Contacts:

URS Corporation	Citigate Sard Verbinnen

Kent P. Ainsworth	Hugh Burns/Jamie Tully
Executive Vice President	(212) 687-8080
& Chief Financial Officer
OR
David C. Nelson
Vice President & Corporate Treasurer
(415) 774-2700

URS CORPORATION REPORTS FOURTH QUARTER
AND YEAR-END RESULTS FOR FISCAL 2003

Full Year Cash Flow from Operations up 88%, to $165 Million

Repays $144 Million in Debt during the Fiscal Year, Reducing
Debt to Capital Ratio From 58% to 52%

Reaffirms Fiscal 2004 Guidance and Comments on First Quarter Outlook

     SAN FRANCISCO, CA – January 22, 2004 – URS Corporation (NYSE: URS) today reported revenues of $838.1 million for the fiscal 2003 fourth quarter ended October 31, 2003, an increase of 14% from $736.5 million in revenues reported for the fourth quarter of fiscal 2002. Net income was $19.5 million, compared to $6.6 million for the corresponding fourth quarter of fiscal 2002. Earnings per share (“EPS”) of $0.57, fully diluted, was in line with the Company’s guidance and compares with EPS of $0.21 per share, fully diluted, for the fiscal 2002 fourth quarter.

     For the fiscal year ended October 31, 2003, revenues increased 31% to $3.187 billion from $2.428 billion for the fiscal year ended October 31, 2002. Net income was $58.1 million, or $1.76 per share, fully diluted, compared to $55.2 million or $2.03 per share, fully diluted, in fiscal 2002. As of October 31, 2003, the Company’s backlog was $3.662 billion, compared to $2.828 billion as of October 31, 2002, an increase of 29%.

     During fiscal 2003, URS Corporation generated $164.5 million in operating cash flow, including $31.2 million during the fourth quarter. The Company repaid $144.5 million in debt during fiscal 2003, including $34.3 million during the fourth quarter.

     Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter were $63.7 million, compared with EBITDA of $38.6 million for the fourth quarter of fiscal 2002. For the fiscal year ended October 31, 2003, EBITDA was $222.8 million, compared with $179.6 million for fiscal 2002. A reconciliation of EBITDA to net income and to net cash provided by operating activities is included in the EBITDA Reconciliation Schedule provided at the end of this press release.

     Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated: “Our results for both the fourth quarter and the 2003 fiscal year were in line with guidance and reflect the continued strength of the federal business, as well as our ability to mitigate the effect of slowdowns in the state and local government and private sector markets. Despite significant downturns in these two markets in 2003, we were able to increase cash flow, substantially reduce balance sheet leverage, and deliver predictable financial results throughout the year. I believe we ended the year as a significantly stronger company overall and are well positioned for the future.”

     “The federal business, which became the Company’s largest market with our acquisition of EG&G Technical Services in late 2002, benefited from robust federal spending, particularly on defense-related initiatives. In the state and local government business, we responded to the worst market situation in decades by moving aggressively into pockets of strength within the public infrastructure market and leveraging our excellent competitive position to win new contracts. In the private sector, we successfully expanded our work under long-term master service agreements with large multinational corporations to mitigate low levels of capital spending and solidify important client relationships going forward.”

     Mr. Koffel continued: “Our success in generating cash flow during the year allowed us to make significant progress toward reducing debt. During the year, we generated $165 million in operating cash flows and paid down $144 million in debt – far exceeding our mandatory debt repayment requirement of $30 million. As a result of these repayments, our debt to total capitalization ratio decreased from approximately 58% at the end of fiscal 2002 to approximately 52% at the end of fiscal 2003.

Looking forward, we believe our continued cash generation will enable us to pay down an additional $70 million during fiscal 2004, which began on November 1, 2003. This would put our debt to total capitalization ratio comfortably below 50% and keep us on course towards a targeted goal of a debt to capitalization ratio below 40%.”

Business Segments

     In order to provide additional clarity into the Company’s financial results, URS changed its segment reporting beginning in the fourth quarter of fiscal 2003. In this and future quarters, in addition to providing consolidated financial results, the Company will supply separate financial information for two segments: the URS Division and the EG&G Division. The URS Division includes the Company’s work in the state and local government market, the private sector and the international business. In addition, the URS Division includes the Company’s federal business that existed prior to the acquisition of EG&G, which consists primarily of facilities and environmental work. The EG&G Division includes EG&G’s operations, virtually all of which are related to work for the federal government.

     URS Division. For the fourth quarter of fiscal 2003, the URS Division reported revenues of $586.9 million and operating income of $45.7 million. For the 2003 fiscal year, the URS Division reported revenues of $2.259 billion and operating income of $165.9 million.

     EG&G Division. For the fourth quarter of 2003, the EG&G Division reported revenues of $251.2 million and operating income of $13.2 million. The EG&G Division had revenues of $927.6 million and operating income of $47.8 million for the 2003 fiscal year.

Outlook for Fiscal 2004

     The Company reaffirmed its expectation that fiscal year 2004 revenues will be approximately $3.3 billion. Assuming it meets this revenue expectation, the Company expects that net income will be approximately $67 million and earnings per share will be approximately $1.90 for fiscal 2004.

     In addition, the Company indicated that it expects 2004 first quarter EPS will be between 11% and 13% of the Company’s full year 2004 guidance of $1.90. Historically, URS’ first quarter EPS is lower than other quarters due to normal seasonality in the business, including the fact that the fiscal first quarter includes both the Thanksgiving and December holiday periods, as well as work days lost due to winter weather.

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for surface transportation, air transportation, rail transportation, industrial process, facilities and logistics support, water/wastewater treatment, hazardous waste management and military platforms support. Headquartered in San Francisco, the Company operates in over 20 countries with approximately 26,000 employees providing engineering services to federal, state and local governmental agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest products, mining, oil and gas, and utilities industries (www.urscorp.com).

Web cast Information

     URS will host a dial-in conference call on Friday, January 23, 2004 at 11:00 a.m. (EST), to discuss its fourth quarter and year-end fiscal 2004 results. A live web cast of this call will be available on URS’ website at http://www.urscorp.com/investor/index.html.

TABLES TO FOLLOW

# # #

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to the Company’s expected operating performance, its capital resources and its future growth opportunities. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties. The Company cautions that a variety of factors could cause the Company’s business and financial results to differ materially from those expressed or implied in forward-looking statements. These factors include, but are not limited to: the continuation of the recent economic downturn; the Company’s continued dependence on federal, state and local government appropriations for multi-year contracts; changes in regulations applicable to the Company; the Company’s ability to manage its contracts; the Company’s highly leveraged position; the Company’s ability to service its debt; outcomes of pending and future litigation; industry competition; the Company’s ability to attract and retain qualified professionals; risks associated with international operations; the Company’s ability to successfully integrate its accounting and management information systems; the Company’s ability to integrate future acquisitions successfully; and other factors discussed more fully in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	October 31,

	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$15,508	$9,972
Accounts receivable, including retainage of $42,617 and $50,552, respectively	528,037	571,833
Costs and accrued earnings in excess of billings on contracts in process	393,670	399,093
Less receivable allowances	(33,106)	(30,710)

Net accounts receivable	888,601	940,216

Deferred income taxes	13,315	17,895
Prepaid expenses and other assets	22,241	20,248

Total current assets	939,665	988,331
Property and equipment at cost, net	150,553	156,524
Goodwill, net	1,004,680	1,001,629
Purchased intangible assets, net	11,391	14,500
Other assets	61,323	68,108

	$2,167,612	$2,229,092

LIABILITIES, MANDATORILY REDEEMABLE SECURITIES, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$23,885	$30,298
Accounts payable and subcontractor payable, including retainage of $7,409 and $5,190, respectively	172,500	199,728
Accrued salaries and wages	125,774	101,287
Accrued expenses and other	86,874	91,634
Billings in excess of costs and accrued earnings on contracts in process	83,002	92,235

Total current liabilities	492,035	515,182
Long-term debt	788,708	925,265
Deferred income taxes	55,411	40,629
Deferred compensation and other	66,385	67,431

Total liabilities	1,402,539	1,548,507

Commitments and contingencies
Mandatorily redeemable Series D senior convertible participating preferred stock, par value $.01; authorized 100 shares; issued and outstanding 0 and 100, respectively; liquidation preference $0 and $0, respectively	—	46,733

Stockholders’ equity:
Common stock, par value $.01; authorized 50,000 shares; issued and outstanding 33,664 and 30,084 shares, respectively	336	301
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	487,824	418,705
Accumulated other comprehensive loss	(906)	(5,132)
Retained earnings	278,106	220,265

Total stockholders’ equity	765,073	633,852

	$2,167,612	$2,229,092

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Oct 31,		Oct 31,

	2003	2002	2003	2002

	(unaudited)
Revenues	$838,081	$736,482	$3,186,714	$2,427,827
Direct operating expenses	523,999	472,341	2,005,339	1,489,386

Gross profit	314,082	264,141	1,181,375	938,441

Indirect expenses:
Indirect, general and administrative	260,920	235,267	1,000,970	791,625
Interest expense, net	20,658	18,697	83,571	55,705

	281,578	253,964	1,084,541	847,330

Income before taxes	32,504	10,177	96,834	91,111
Income tax expense	13,000	3,570	38,730	35,940

Net income	19,504	6,607	58,104	55,171
Preferred stock dividend	—	—	—	5,939

Net income available for common stockholders	19,504	6,607	58,104	49,232
Other comprehensive income (loss):
Foreign currency translation adjustments	1,048	(1,291)	4,226	(1,170)

Comprehensive income	$20,552	$5,316	$62,330	$48,062

Net income per common share:
Basic	$.59	$.22	$1.78	$2.18

Diluted	$.57	$.21	$1.76	$2.03

Weighted-average shares outstanding:
Basic	33,118	30,711	32,688	22,554

Diluted	34,011	31,211	33,041	27,138

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Years Ended
	October 31,		October 31,

	2003	2002	2003	2002

	(unaudited)
Cash flows from operating activities:
Net income	$19,504	$6,607	$58,104	$55,171

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,539	9,718	42,349	32,799
Amortization of financing fees	1,943	1,419	7,496	4,220
Loss on extinguishment of debt	—	7,620	—	7,620
Receivable allowances	1,559	(262)	2,396	1,694
Deferred income taxes	20,362	(1,723)	19,362	2,373
Stock compensation	522	638	4,187	2,345
Tax benefit of stock options	(149)	(55)	12	3,745
Changes in current assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	(21,336)	(85,573)	49,219	(59,658)
Prepaid expenses and other assets	2,810	10,683	(1,993)	8,738
Accounts payable, accrued salaries and wages and accrued expenses	43,161	(4,217)	(11,429)	(7,058)
Billings in excess of costs and accrued earnings on contracts in process	(15,194)	8,928	(9,233)	(3,721)
Deferred compensation and other	(32,412)	32,167	(1,046)	33,465
Other, net	(103)	(3,725)	5,077	5,839

Total adjustments	11,702	(24,382)	106,397	32,401

Net cash provided by operating activities	31,206	(17,775)	164,501	87,572

Cash flows from investing activities:
Payment for business acquisition, net of cash acquired	—	(340,540)	—	(340,540)
Proceeds from sale of subsidiaries and divisions	—	5,840	—	5,840
Capital expenditures	(3,500)	(6,203)	(16,607)	(52,458)

Net cash used by investing activities	(3,500)	(340,903)	(16,607)	(387,158)

Cash flows from financing activities:
Proceeds from issuance of debt	—	195,280	—	195,280
Principal payments of long-term debt	(35,442)	(338,689)	(118,413)	(381,648)
Borrowings of long-term debt	108	474,986	212	476,101
Net borrowings (payments) under the line of credit	—	27,259	(27,259)	27,259
Capital lease obligations payments	(1,228)	(3,889)	(14,594)	(14,794)
Short-term note borrowings	46	182	1,257	278
Short-term note payments	(28)	(188)	(1,413)	(3,680)
Proceeds from sale of common shares from employee stock purchase plan and exercise of stock options	8,799	(113)	17,852	17,003
Payment of financing fees	—	(29,639)	—	(29,639)

Net cash used by financing activities	(27,745)	325,189	(142,358)	286,160

Net increase in cash	(39)	(33,489)	5,536	(13,426)
Cash and cash equivalents at beginning of period	15,547	43,461	9,972	23,398

Cash and cash equivalents at end of period	$15,508	$9,972	$15,508	$9,972

Supplemental information:
Interest paid	$15,205	$19,814	$63,414	$50,084

Taxes paid	$2,999	$3,239	$17,180	$30,513

Equipment acquired through capital lease obligations	$2,226	$4,074	$15,712	$23,419

Non-cash dividends paid in-kind	$—	$—	$—	$6,740

Conversion of Series B preferred stock to common stock	$—	$—	$—	$126,838

Net book value of business sold	$—	$5,840	$—	$5,840

URS CORPORATION AND SUBSIDIARIES
EBITDA RECONCILIATION SCHEDULE

     We present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Forecasted EBITDA and EBITDA margin, financial measures that are not computed in accordance with generally accepted accounting principles (“GAAP”), which is used by our management for planning and forecasting purposes and by lenders and investors to measure operating performance and liquidity. We use these non-GAAP financial measures in making decisions regarding our operational performance, our ability to service our debt and to facilitate internal comparisons of our operating results. EBITDA, Forecasted EBITDA and EBITDA margin are not measures of operating performance computed in accordance with GAAP and should not be used as a substitute for earnings from operations, net income or loss, cash flows from operating activities or other measures of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, EBITDA, Forecasted EBITDA and EBITDA margin may not be comparable to similarly titled measures of other companies. In addition, EBITDA as used in this schedule is not calculated in the same manner as consolidated EBITDA for purposes of compliance with the financial ratios in our senior secured credit facility.

     Our EBITDA (as reconciled against GAAP net income) and EBITDA margin are calculated as follows:

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,

	2003	2002	2003	2002

Net income	$19,504	$6,607	$58,104	$55,171
Interest expense, net	20,658	18,697	83,571	55,705
Income tax expense	13,000	3,570	38,730	35,940
Depreciation and amortization	10,539	9,718	42,349	32,799

EBITDA	$63,701	$38,592	$222,754	$179,615

Revenues	$838,081	$736,482	$3,186,714	$2,427,827

EBITDA margin (EBITDA divided by revenues)	7.6%	5.2%	7.0%	7.4%

     The following is a reconciliation of EBITDA to GAAP operating cash flows:

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,

	2003	2002	2003	2002

EBITDA	$63,701	$38,592	$222,754	$179,615
Interest expense, net	(20,658)	(18,697)	(83,571)	(55,705)
Income tax expense	(13,000)	(3,570)	(38,730)	(35,940)
Amortization of financing fees	1,943	1,419	7,496	4,220
Loss on extinguishment of debt	—	7,620	—	7,620
Receivable allowances	1,559	(262)	2,396	1,694
Deferred income taxes	20,362	(1,723)	19,362	2,373
Stock compensation	522	638	4,187	2,345
Tax benefit of stock options	(149)	(55)	12	3,745
Changes in current assets and liabilities	(23,074)	(41,737)	30,595	(22,395)

Net cash provided by operating activities	$31,206	$(17,775)	$164,501	$87,572